Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2014 with respect to the consolidated financial statements of First Foundation Inc. and Subsidiaries (the Company) contained in the Registration Statement on Form S-1 being filed by the Company with the Securities and Exchange Commission on April 18, 2014 and in the accompanying Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Laguna Hills, California

April 18, 2014

25231 Paseo De Alicia, Suite 100    Laguna Hills, CA 92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

FRESNO • LAGUNA HILLS • PALO ALTO • PLEASANTON • RANCHO CUCAMONGA • SACRAMENTO • RIVERSIDE